Exhibit 4.9
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
References to “Holdings” herein are, unless the context otherwise indicates, only to Equitable Holdings, Inc. and not to any of its subsidiaries. “Board” refers to Holdings’ Board of Directors. “AXA” refers to AXA, S.A., Holdings’ former majority owner.
As of February 24, 2021, Holdings has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock, (2) Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (3) Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”).
DESCRIPTION OF CAPITAL STOCK
The following description of Holdings’ capital stock is a summary of the material terms of Holdings’ amended and restated certificate of incorporation and amended and restated by-laws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, both of which are filed as exhibits to this Annual Report on Form 10-K.
General
Holdings’ authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $1.00 per share, including 33,350 shares of Series A Preferred Stock, 32,000 of which are issued and outstanding, 20,000 shares of Fixed Rate Reset Noncumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), 20,000 of which are issued and outstanding and 12,000 shares of Series C Preferred Stock, 12,000 of which are issued and outstanding.
Common Stock
Holders of common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive, on a pro rata basis, dividends and distributions, if any, that Holdings’ Board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•	upon Holdings’ liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.
The holders of Holdings’ common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by Holdings. The rights and privileges of holders of Holdings’ common stock are subject to any series of preferred stock that Holdings has issued or may issue in the future, as described below.
Preferred Stock
Under Holdings’ amended and restated certificate of incorporation, the Board has the authority, without further action by its stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Because the Board has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of Holdings’ common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of Holdings even if a change of control of Holdings would be beneficial to the interests of Holdings’ stockholders.
Annual Stockholders Meeting
Holdings’ amended and restated by-laws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by Holdings’ Board. To the extent permitted under applicable law, Holdings may conduct meetings by remote communications, including by webcast.
Voting
The affirmative vote of a plurality of the shares of Holdings’ common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of Holdings’ common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under Holdings’ amended and restated certificate of incorporation, or under Holdings’ amended and restated by-laws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.
Removal of Directors
Holdings’ amended and restated certificate of incorporation provides that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors. Any vacancy in the Board shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Anti-Takeover Effects of Holdings’ Certificate of Incorporation and By-laws
The provisions of Holdings’ amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in such stockholder’s receipt of a premium over the market price for a stockholder’s shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of Holdings to first negotiate with the Board, which could result in an improvement of their terms.
Authorized but Unissued Shares of Common Stock. Holdings’ shares of authorized and unissued common stock are available for future issuance without additional stockholders’ approval. While Holdings’ authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances Holdings could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Board in opposing a hostile takeover bid.
Authorized but Unissued Shares of Preferred Stock. Under Holdings’ amended and restated certificate of incorporation, the Board has the authority, without further action by Holdings’ stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce Holdings’ attractiveness as a target for an unsolicited takeover bid since Holdings could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Holdings’ common stock.
Special Meetings of Stockholders. Holdings’ amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of the Board or Chief Executive Officer or by a resolution adopted by a majority of the Board.
Stockholders Advance Notice Procedure. Holdings’ amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. The amended and restated by-laws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to Holdings’ corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Holdings expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Holdings. To be timely, the stockholder’s notice must be delivered to Holdings’ corporate secretary at Holdings’ principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to Holdings’ corporate secretary not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by Holdings.
No Stockholders Action by Written Consent. Holdings’ amended and restated certificate of incorporation provides that stockholders action may be taken only at an annual meeting or special meeting of stockholders.
Amendments to Certificate of Incorporation and By-laws. Holdings’ amended and restated certificate of incorporation provides that its amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of the Board and the affirmative vote of the holders of a majority of the outstanding shares of Holdings’ common stock then entitled to vote at any annual or special meeting of stockholders;  provided that specified provisions of Holdings’ amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Holdings’ common stock then entitled to vote at any annual or special meeting of stockholders, including, but not limited to, the provisions governing:

•	liability and indemnification of directors;

•	corporate opportunities;

•	elimination of stockholders action by written consent;

•	prohibition on the rights of stockholders to call a special meeting; and

•	required approval of the holders of at least 66 2/3% of the outstanding shares of Holdings’ common stock to amend Holdings’ amended and restated by-laws and certain provisions of Holdings’ amended and restated certificate of incorporation.
In addition, Holdings’ amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board, or by the affirmative vote of the holders of at least 66 2/3%, of the outstanding shares of Holdings’ common stock then entitled to vote at any annual or special meeting of stockholders.
These provisions make it more difficult for any person to remove or amend any provisions in Holdings’ amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.
Delaware Anti-Takeover Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Holdings’ amended and restated certificate of incorporation provides that Holdings has elected not to be subject to Section 203 of the DGCL for so long as AXA owns, directly or indirectly, at least five percent of the outstanding shares of Holdings’ common stock. From and after the date that AXA ceases to own, directly or indirectly, at least five percent of the outstanding shares of Holdings’ common stock, Holdings will be governed by Section 203.
Insurance Regulations. The insurance laws and regulations of the various states in which Holdings’ insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving Holdings. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of Holdings, even if the Board decides that it is in the best interests of stockholders for Holdings to merge or be sold. These restrictions also may delay sales by Holdings or acquisitions by third parties of Holdings’ subsidiaries.
Limitations on Liability and Indemnification
Holdings’ amended and restated certificate of incorporation contains provisions relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derives an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate Holdings’ rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in Holdings’ amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Holdings and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent Holdings pays costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Holdings’ amended and restated certificate of incorporation and amended and restated by-laws require Holdings to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the Board. Holdings’ amended and restated certificate of incorporation and amended and restated by-laws provide that Holdings is required to indemnify its directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with Holdings or another entity that the director or officer serves at Holdings’ request, subject to various conditions, and to advance funds to Holdings’ directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in Holdings’ best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.
In connection with the initial public offering of the common stock of Holdings, Holdings entered into an indemnification agreement with each of its directors. The indemnification agreement provides Holdings’ directors with contractual rights to the indemnification and expense advancement rights provided under Holdings’ amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Choice of Forum
Holdings’ amended and restated certificate of incorporation provides that, unless Holdings consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Holdings’ behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to Holdings or its stockholders by any of Holdings’ directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim against Holdings arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to Holdings’ amended and restated by-laws) or (iv) any action asserting a claim against Holdings that is governed by the internal affairs doctrine. To the fullest extent permitted by law, by becoming a stockholder in Holdings, that stockholder is deemed to have notice of and have consented to the provisions of Holdings’ amended and restated certificate of incorporation related to choice of forum.
Market Listing
Holdings’ common stock is listed on the NYSE under the symbol “EQH”.
Transfer Agent and Registrar
The transfer agent and registrar for Holdings’ common stock is Computershare Trust Company, N.A.
DESCRIPTION OF THE SERIES A PREFERRED STOCK
General
Holdings’ authorized capital stock includes 200,000,000 shares of preferred stock, par value $1.00 per share, as reflected in its amended and restated certificate of incorporation. Holdings’ Board is authorized without further stockholder action to cause the issuance of additional shares of preferred stock. Any additional preferred stock may be issued in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the Board may determine at the time of issuance.
The Series A Preferred Stock represents a single series of Holdings’ authorized preferred stock. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of Holdings’ common stock or any other class or series of Holdings’ other securities and is not subject to any sinking fund or any other obligation of Holdings for their repurchase or retirement.
Ranking
With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series A Preferred Stock ranks:
•senior to Holdings’ common stock and all other junior stock;

•senior to or on a parity with each other series of Holdings’ preferred stock that it has issued or may issue (except for any senior stock that may be issued upon the requisite vote or consent of the holders of at least a two-thirds majority of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote and the requisite vote or consent of all other series of preferred stock) with respect to the payment of dividends and distributions of assets upon Holdings’ liquidation, dissolution or winding-up; and

•junior to all existing and future indebtedness and other non-equity claims on us.
Holdings currently has no senior stock outstanding. The Series B Preferred Stock and Series C Preferred Stock rank on parity with the Series A Preferred Stock.
Dividends
Holders of the Series A Preferred Stock, in preference to the holders of Holdings’ common stock and of any other junior stock, are entitled to receive, only when, as and if declared by the Board (or a duly authorized committee of the Board), out of funds or property legally available for payment, noncumulative cash dividends applied to the liquidation amount of $25,000 per share of the Series A Preferred Stock at an annual rate equal to 5.25% on each dividend payment date for each dividend period.
A “dividend payment date” means each March 15, June 15, September 15 and December 15, commencing on March 15, 2020, provided that if any such date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series A Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Series A Preferred Stock).
A “business day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.
A “dividend period” means each period from, and including, a dividend payment date (except that the initial dividend period commenced on the original issue date of the Series A Preferred Stock) and continuing to, but excluding, the next succeeding dividend payment date.
Dividends will be paid to holders of record of the Series A Preferred Stock as they appear on Holdings’ books on the applicable record date, which will be the 15th calendar day before such dividend payment date, or such other record date fixed for that purpose by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date, in advance of payment of each particular dividend.

The amount of dividends payable per share of the Series A Preferred Stock will be computed by Computershare Inc. as the dividend disbursement agent (as defined below) on the basis of a 360-day year consisting of twelve 30-day months.
Dividends on shares of the Series A Preferred Stock are not cumulative and are not mandatory. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the related dividend payment date, or accumulate, and Holdings will have no obligation to pay any dividend accrued for such dividend period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend on the Series A Preferred Stock or any other series of Holdings’ preferred stock or on Holdings’ common stock for any future dividend period. References to the “accrual” (or similar terms) of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
During any dividend period while the Series A Preferred Stock is outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside and any declared but unpaid dividends for any prior period have been paid:
(i)no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (1) a dividend payable solely in junior stock or (2) any dividend in connection with the implementation of a stockholders’ rights plan or the redemption or repurchase of any rights under such plan),
(ii)no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by Holdings, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, (2) the exchange or conversion of one share of junior stock for or into another share of junior stock, (3) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (4) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged and (5) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Holdings, and
(iii)no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by Holdings other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such dividend parity stock (other than the exchange or conversion of such dividend parity stock for or into shares of junior stock).
When dividends are not paid in full upon the shares of the Series A Preferred Stock and any dividend parity stock, all dividends declared upon shares of the Series A Preferred Stock and any dividend parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current dividend period, and any prior dividend periods for which dividends were declared but not paid, per share on the Series A Preferred Stock, and accrued dividends, including any accumulations, on any dividend parity stock, bear to each other.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date. Holdings may, at its option, redeem the shares of the Series A Preferred Stock (i) in whole but not in part at any time prior to December 15, 2024, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $25,500 per share (equivalent to $25.50 per Series A Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, or (ii) (a) in whole but not in part at any time prior to December

15, 2024 within 90 days after the occurrence of a “regulatory capital event,” or (b) in whole or in part, from time to time, on any dividend payment date on or after December 15, 2024, in each case, at a redemption price equal to $25,000 per share (equivalent to $25 per Series A Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. Dividends will cease to accrue on the shares of the Series A Preferred Stock called for redemption from, and including, the redemption date.
For the purposes of the preceding paragraph:
“rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for Holdings (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:
•the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time it would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.
“regulatory capital event” means Holdings’ good faith determination that, as a result of:
•any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of Holdings’ regulatory capital that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock,
•any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock, or
•any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series A Preferred Stock.
If Holdings becomes subject to capital regulation and the Series A Preferred Stock is included in its regulatory capital, the redemption of the Series A Preferred Stock and the Series A Depositary Shares may be subject to Holdings’ receipt of any required prior approval from a capital regulator and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.
If fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the Series A Preferred Stock in proportion to the number of shares held by those holders or by lot.
Holdings will mail notice of every redemption of the Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series A Preferred Stock to be redeemed at their respective last addresses appearing on Holdings’ books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided that if the Series A Preferred Stock is held in book-entry form through The Depository Trust Company (“DTC”), Holdings may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of the Series A Preferred Stock designated for redemption will not affect the validity of the redemption of any other shares of Series A Preferred Stock.

Each notice will state:
•the redemption date;
•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all shares of the Series A Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder;
•the redemption price or the manner of its calculation; and
•if Series A Preferred Stock is evidenced by definitive certificates, the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price.
If notice of redemption of any Series A Preferred Stock has been duly given and if, on or before the redemption date specified in the notice, Holdings has set aside all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of any shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, from and after the redemption date, those shares will no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
Neither holders of the Series A Preferred Stock nor holders of the Series A Depositary Shares representing the underlying Series A Preferred Stock have the right to require the redemption or repurchase of the Series A Preferred Stock.
Liquidation Rights
In the event that Holdings voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of the Series A Preferred Stock will be entitled to receive an amount per share (the “total liquidation amount”) equal to the liquidation amount of $25,000 per share (equivalent to $25 per Series A Depositary Share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of Holdings assets that are available for distribution to stockholders after payment or provision for payment of Holdings’ debts and other liabilities but before any distribution of assets is made to or set aside for holders of Holdings’ common stock or any other junior stock.
In any such distribution, if Holdings’ assets are not sufficient to pay the total liquidation amount in full to all holders of the Series A Preferred Stock and all holders of any of Holdings’ stock ranking equally with the Series A Preferred Stock as to distributions of assets upon Holdings liquidation, dissolution or winding-up, the amounts paid to the holders of the Series A Preferred Stock and to any holders of such other stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per Series A Preferred Stock has been paid in full to all holders of the Series A Preferred Stock and such other stock, the holders of Holdings’ common stock or any other junior stock will be entitled to receive all of Holdings’ remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of Holdings’ property and assets, nor the consolidation or merger by Holdings with or into any other corporation or by another corporation with or into Holdings, will constitute a liquidation, dissolution or winding-up of Holdings’ affairs.
Voting Rights
Except as provided below or as otherwise required by law, the holders of the Series A Preferred Stock will have no voting rights.

Right to Elect Two Directors Upon Nonpayment. If and when the dividends on the Series A Preferred Stock and any other class or series of Holdings’ preferred stock, whether bearing dividends on a noncumulative or cumulative basis but otherwise ranking on a parity with the Series A Preferred Stock, as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”), have not been declared and paid (i) in the case of the Series A Preferred Stock and voting parity stock bearing noncumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive); or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board will be increased by two. Holders of the Series A Preferred Stock, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of the Board (the “preferred stock directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Series A Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any preferred stock directors would not cause Holdings to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which Holdings’ securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board shall at no time have more than two preferred stock directors.
At any time after this voting power has vested as described above, Holdings’ secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock and voting parity stock (addressed to the secretary at Holdings’ principal office) must, call a special meeting of the holders of the Series A Preferred Stock and voting parity stock for the election of the preferred stock directors; provided that if any such written request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of Holdings’ stockholders such election shall be held only at such next annual or special meeting of stockholders. Notice for a special meeting will be given in a similar manner to that provided in Holdings’ amended and restated by-laws for a special meeting of the stockholders, which Holdings will provide upon request, or as required by law. If Holdings’ secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Series A Preferred Stock may (at Holdings’ expense) call such meeting, upon notice as provided in this paragraph, and for that purpose will have access to Holdings’ stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of Holdings’ stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. The preferred stock directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series A Preferred Stock and any noncumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of the Series A Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting the Board will be reduced accordingly.
The only voting parity stock currently outstanding is the Series B Preferred Stock and the Series C Preferred Stock.
Other Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, will be required to:
•authorize or increase the authorized amount of, or issue shares of any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•amend the provisions of Holdings’ amended and restated certificate of incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) or the distribution of assets upon Holdings’ liquidation, dissolution or winding-up will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or
•consolidate with or merge into any other corporation unless the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series A Preferred Stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been set aside by Holdings for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
No Preemptive and Conversion Rights
Holders of the Series A Preferred Stock do not have any preemptive rights. The Series A Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of Holdings’ capital stock.
Transfer Agent, Registrar, Dividend Disbursement Agent and Redemption Agent
Computershare Trust Company, N.A. is the transfer agent and registrar for the Series A Preferred Stock as of the original issue date. Computershare Inc. is the dividend disbursement agent and redemption agent for the Series A Preferred Stock as of the original issue date. Holdings may terminate such appointment and may appoint a successor transfer agent, registrar, dividend disbursement agent and/or redemption agent at any time and from time to time, provided that Holdings will use its best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as transfer agent, registrar, dividend disbursement agent and/or redemption agent.
DESCRIPTION OF THE SERIES C PREFERRED STOCK
General
Holdings’ authorized capital stock includes 200,000,000 shares of preferred stock, par value $1.00 per share, as reflected in its amended and restated certificate of incorporation. Holdings’ Board is authorized without further stockholder action to cause the issuance of additional shares of preferred stock. Any additional preferred stock may be issued in one or more series, each with preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the Board may determine at the time of issuance.
The Series C Preferred Stock represents a single series of Holdings’ authorized preferred stock. The Series C Preferred Stock is not convertible into, or exchangeable for, shares of Holdings’ common stock or any other class or series of Holdings’ other securities and is not subject to any sinking fund or any other obligation of Holdings for their repurchase or retirement.
Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series C Preferred Stock ranks:
•senior to Holdings’ common stock and all other junior stock;
•senior to or on a parity with each other series of Holdings’ preferred stock that it has issued or may issue (except for any senior stock that may be issued upon the requisite vote or consent of the holders of at least a two-thirds majority of the shares of the Series C Preferred Stock at the time outstanding and entitled to vote and the requisite vote or consent of all other series of preferred stock) with respect to the payment of dividends and distributions of assets upon Holdings’ liquidation, dissolution or winding-up; and
•junior to all existing and future indebtedness and other non-equity claims on us.
Holdings currently has no senior stock outstanding. The Series A Preferred Stock and Series B Preferred Stock rank on parity with the Series C Preferred Stock.
Dividends
Holders of the Series C Preferred Stock, in preference to the holders of Holdings’ common stock and of any other junior stock, are entitled to receive, only when, as and if declared by the Board (or a duly authorized committee of the Board), out of funds or property legally available for payment, noncumulative cash dividends applied to the liquidation amount of $25,000 per share of the Series C Preferred Stock at an annual rate equal to 4.300% on each dividend payment date for each dividend period.
A “dividend payment date” means each March 15, June 15, September 15 and December 15, commencing on March 15, 2021, provided that if any such date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series C Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Series C Preferred Stock).
A “business day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.
A “dividend period” means each period from, and including, a dividend payment date (except that the initial dividend period commenced on the original issue date of the Series C Preferred Stock) and continuing to, but excluding, the next succeeding dividend payment date.
Dividends will be paid to holders of record of the Series C Preferred Stock as they appear on Holdings’ books on the applicable record date, which will be the 15th calendar day before such dividend payment date, or such other record date fixed for that purpose by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date, in advance of payment of each particular dividend.
The amount of dividends payable per share of the Series C Preferred Stock will be computed by Computershare Inc. as the dividend disbursement agent (as defined below) on the basis of a 360-day year consisting of twelve 30-day months.
Dividends on shares of the Series C Preferred Stock are not cumulative and are not mandatory. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series C Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the related dividend payment date, or accumulate, and Holdings will have no obligation to pay any dividend accrued for such dividend period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend on the Series C Preferred Stock or any other series of Holdings’ preferred stock or on Holdings’ common stock for any future dividend period. References to the “accrual” (or similar terms) of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
During any dividend period while the Series C Preferred Stock is outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside and any declared but unpaid dividends for any prior period have been paid:
(i)no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (1) a dividend payable solely in junior stock or (2) any dividend in connection with the implementation of a stockholders’ rights plan or the redemption or repurchase of any rights under such plan),
(ii)no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by Holdings, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, (2) the exchange or conversion of one share of junior stock for or into another share of junior stock, (3) purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (4) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged and (5) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Holdings, and
(iii)no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by Holdings other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such dividend parity stock (other than the exchange or conversion of such dividend parity stock for or into shares of junior stock).
When dividends are not paid in full upon the shares of the Series C Preferred Stock and any dividend parity stock, all dividends declared upon shares of the Series C Preferred Stock and any dividend parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current dividend period, and any prior dividend periods for which dividends were declared but not paid, per share on the Series C Preferred Stock, and accrued dividends, including any accumulations, on any dividend parity stock, bear to each other.
Redemption
The Series C Preferred Stock is perpetual and has no maturity date. Holdings may, at its option, redeem the shares of the Series C Preferred Stock (i) in whole but not in part at any time prior to March 15, 2026, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $25,500 per share (equivalent to $25.50 per Series C Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, or (ii) (a) in whole but not in part at any time prior to March 15, 2026 within 90 days after the occurrence of a “regulatory capital event,” or (b) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2026, in each case, at a redemption price equal to $25,000 per share (equivalent to $25 per Series C Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. Dividends will cease to accrue on the shares of the Series C Preferred Stock called for redemption from, and including, the redemption date.
For the purposes of the preceding paragraph:
“rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for Holdings (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series C Preferred Stock, which amendment, clarification or change results in:

•the shortening of the length of time the Series C Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time it would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series C Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series C Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series C Preferred Stock.
“regulatory capital event” means Holdings’ good faith determination that, as a result of:
•any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of Holdings’ regulatory capital that is enacted or becomes effective after the initial issuance of the Series C Preferred Stock,
•any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock, or
•any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series C Preferred Stock.
If Holdings becomes subject to capital regulation and the Series C Preferred Stock is included in its regulatory capital, the redemption of the Series C Preferred Stock and the Series C Depositary Shares may be subject to Holdings’ receipt of any required prior approval from a capital regulator and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.
If fewer than all of the outstanding shares of the Series C Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the Series C Preferred Stock in proportion to the number of shares held by those holders or by lot.
Holdings will mail notice of every redemption of the Series C Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series C Preferred Stock to be redeemed at their respective last addresses appearing on Holdings’ books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption (provided that if the Series C Preferred Stock is held in book-entry form through The Depository Trust Company (“DTC”), Holdings may give this notice in any manner permitted by DTC). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure duly to give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of the Series C Preferred Stock designated for redemption will not affect the validity of the redemption of any other shares of Series C Preferred Stock.
Each notice will state:
•the redemption date;
•the number of shares of the Series C Preferred Stock to be redeemed and, if less than all shares of the Series C Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder;
•the redemption price or the manner of its calculation; and
•if Series C Preferred Stock is evidenced by definitive certificates, the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price.

If notice of redemption of any Series C Preferred Stock has been duly given and if, on or before the redemption date specified in the notice, Holdings has set aside all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of any shares of Series C Preferred Stock so called for redemption, then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, from and after the redemption date, those shares will no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.
Neither holders of the Series C Preferred Stock nor holders of the Series C Depositary Shares representing the underlying Series C Preferred Stock have the right to require the redemption or repurchase of the Series C Preferred Stock.
Liquidation Rights
In the event that Holdings voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of the Series C Preferred Stock will be entitled to receive an amount per share (the “total liquidation amount”) equal to the liquidation amount of $25,000 per share (equivalent to $25 per Series C Depositary Share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends. Holders of the Series C Preferred Stock will be entitled to receive the total liquidation amount out of Holdings assets that are available for distribution to stockholders after payment or provision for payment of Holdings’ debts and other liabilities but before any distribution of assets is made to or set aside for holders of Holdings’ common stock or any other junior stock.
In any such distribution, if Holdings’ assets are not sufficient to pay the total liquidation amount in full to all holders of the Series C Preferred Stock and all holders of any of Holdings’ stock ranking equally with the Series C Preferred Stock as to distributions of assets upon Holdings liquidation, dissolution or winding-up, the amounts paid to the holders of the Series C Preferred Stock and to any holders of such other stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per Series C Preferred Stock has been paid in full to all holders of the Series C Preferred Stock and such other stock, the holders of Holdings’ common stock or any other junior stock will be entitled to receive all of Holdings’ remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of Holdings’ property and assets, nor the consolidation or merger by Holdings with or into any other corporation or by another corporation with or into Holdings, will constitute a liquidation, dissolution or winding-up of Holdings’ affairs.
Voting Rights
Except as provided below or as otherwise required by law, the holders of the Series C Preferred Stock will have no voting rights.
Right to Elect Two Directors Upon Nonpayment. If and when the dividends on the Series C Preferred Stock and any other class or series of Holdings’ preferred stock, whether bearing dividends on a noncumulative or cumulative basis but otherwise ranking on a parity with the Series C Preferred Stock, as to payment of dividends and that has voting rights equivalent to those described in this paragraph (“voting parity stock”), have not been declared and paid (i) in the case of the Series C Preferred Stock and voting parity stock bearing noncumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive); or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board will be increased by two. Holders of the Series C Preferred Stock, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of the Board (the “preferred stock directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Series C Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any preferred stock directors would not cause Holdings to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which Holdings’ securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board shall at no time have more than two preferred stock directors.
At any time after this voting power has vested as described above, Holdings’ secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series C Preferred Stock and voting parity stock (addressed to the secretary at Holdings’ principal office) must, call a special meeting of the holders of the Series C Preferred Stock and voting parity stock for the election of the preferred stock directors; provided that if any such written request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of Holdings’ stockholders such election shall be held only at such next annual or special meeting of stockholders. Notice for a special meeting will be given in a similar manner to that provided in Holdings’ amended and restated by-laws for a special meeting of the stockholders, which Holdings will provide upon request, or as required by law. If Holdings’ secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Series C Preferred Stock may (at Holdings’ expense) call such meeting, upon notice as provided in this paragraph, and for that purpose will have access to Holdings’ stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of Holdings’ stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. The preferred stock directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series C Preferred Stock and any noncumulative voting parity stock for at least one year and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of the Series C Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting the Board will be reduced accordingly.
The only voting parity stock currently outstanding is the Series A Preferred Stock and the Series B Preferred Stock.
Other Voting Rights. So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series C Preferred Stock, voting separately as a class, will be required to:
•authorize or increase the authorized amount of, or issue shares of any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
•amend the provisions of Holdings’ amended and restated certificate of incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series C Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) or the distribution of assets upon Holdings’ liquidation, dissolution or winding-up will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock; or
•consolidate with or merge into any other corporation unless the shares of Series C Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series C Preferred Stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been set aside by Holdings for the benefit of the holders of the Series C Preferred Stock to effect such redemption.
No Preemptive and Conversion Rights
Holders of the Series C Preferred Stock do not have any preemptive rights. The Series C Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of Holdings’ capital stock.
Transfer Agent, Registrar, Dividend Disbursement Agent and Redemption Agent
Computershare Trust Company, N.A. is the transfer agent and registrar for the Series C Preferred Stock as of the original issue date. Computershare Inc. is the dividend disbursement agent and redemption agent for the Series C Preferred Stock as of the original issue date. Holdings may terminate such appointment and may appoint a successor transfer agent, registrar, dividend disbursement agent and/or redemption agent at any time and from time to time, provided that Holdings will use its best efforts to ensure that there is, at all relevant times when the Series C Preferred Stock is outstanding, a person or entity appointed and serving as transfer agent, registrar, dividend disbursement agent and/or redemption agent.
DESCRIPTION OF DEPOSITARY SHARES
Dividends and Other Distributions
Each dividend on a Series A Depositary Share and Series C Depositary Share will be in an amount equal to 1/1,000th of the dividend declared on each share of Series A Preferred Stock and Series C Preferred Stock, as applicable. Herein, the Series A Depositary Shares and Series C Depositary Shares are together called “Depositary Shares”.
The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock or Series C Preferred Stock to the record holders of the Depositary Shares relating to the underlying Series A Preferred Stock or Series C Preferred Stock, as applicable, in proportion to the number of the applicable Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the applicable Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with Holdings’ approval, sell the property and distribute the net proceeds from the sale to the holders of the applicable Depositary Shares in proportion to the number of such Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the underlying Series A Preferred Stock or Series C Preferred Stock.
The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Redemption of the Depositary Shares
If Holdings redeems the Series A Preferred Stock or Series C Preferred Stock represented by the Depositary Shares, a corresponding number of the applicable Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock or Series C Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock or Series C Preferred Stock (equivalent to $25 per Depositary Share or, in the case of a rating agency event, $25.50 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series A Preferred Stock or Series C Preferred Stock. Whenever Holdings redeems shares of the Series A Preferred Stock or Series C Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series A Preferred Stock or Series C Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Depositary Shares of any series, the Depositary Shares of such series to be redeemed will be selected by the Depositary pro rata, by lot or by such other method in accordance with DTC’s procedures. In any such case, the Depositary will redeem the Depositary Shares only in increments of 1,000 shares and any integral multiple thereof.
The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the applicable Depositary Shares not less 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock or Series C Preferred Stock and the applicable Depositary Shares.
Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock or Series C Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series A Preferred Stock or Series C Preferred Stock, as applicable. Each record holder of such Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock or Series C Preferred Stock, as applicable, may instruct the Depositary to vote the amount of Series A Preferred Stock or Series C Preferred Stock represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series A Preferred Stock or Series C Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock or Series C Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. Holdings will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares of a series, it will not vote the amount of the Series A Preferred Stock or Series C Preferred Stock represented by such Depositary Shares.
Market Listing
Holdings’ Series A Depositary Shares are listed on the NYSE under the symbol “EQH PR A”. Holdings’ Series C Depositary Shares are listed on the NYSE under the symbol “EQH PR C”.
Form
The Depositary shares are issued in book-entry form through DTC.
Depositary
Computershare Inc. and Computershare Trust Company, N.A. collectively are the Depositary for the Depositary Shares as of the applicable original issue date. Holdings may terminate any such appointment and may appoint a successor Depositary at any time and from time to time, provided that Holdings will use its best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock or Series C Preferred Stock are outstanding, a person or entity appointed and serving as such Depositary.